EX-99.77J REVALUATN

Exhibit 77(j)(b) – NAV Errors

On April 28, 2010 for the ActivePassive International Equity Fund, foreign currency transactions were erroneously processed.  The transactions caused the NAV to be understated by $0.02 from April 28 to May 3.  These transactions were reversed and resulted in a loss to the Fund of $170.74.  USBFS reimbursed this amount to the Fund.

On August 11, 2010 for the ActivePassive International Equity Fund, the Transfer Agent was not aware of a reprocessed subscription being included in actual trade activity for the day.  The payable that should have been booked on August 11, 2010 was booked on August 24, 2010.  This resulted in a net loss of $46.77 to the Fund.  Advisor reimbursed this amount to the Fund.

On August 11, 2010 for the ActivePassive Small/Mid Cap Fund, the Transfer Agent was not aware of a reprocessed subscription being included in actual trade activity for the day.  The payable that should have been booked on August 11, 2010 was booked on August 24, 2010.  This resulted in a net benefit of $275.87 to the Fund.  No reimbursements were required.

EX-99.77J REVALUATN

Exhibit 77(j)(b) – Restatement of Capital Accounts

For the year ended October 31, 2010, the Huber Funds made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed	Accumulated Net
	Net Investment	Realized
	Income/(Loss)	Gain/(Loss)	Paid-in Capital
Equity Income Fund	$53	$—	$(53)
Small Cap Value Fund	(124)	124	—

For the year ended October 31, 2010, the ActivePassive Funds made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed	Accumulated Net
	Net Investment	Realized
	Income/(Loss)	Gain/(Loss)	Paid-in Capital
Large Cap Growth Fund	$39,137	$—	$(39,137)
Small/Mid Cap Fund	91,014	—	(91,014)
International Equity Fund	17,004	510	(17,514)
Global Bond Fund	1,219	—	(1,219)
Intermediate Taxable Bond Fund	7,099	(7,099)	—
Intermediate Municipal Bond Fund	2,551	(2,551)	—

The permanent differences primarily relate to paydown and Real Estate Investment Trust (REIT) adjustments with differing book and tax methods for accounting.

The reclassifications have no effect on net assets or net asset value per share.